ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in United States dollars)

(Unaudited)

September 30, 2006

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

(Expressed in United States Dollars)

	September 30,	December 31,
	2006	2005
	(Unaudited)

ASSETS

Current
Cash and cash equivalents	$ 17,004,248	$ 21,687,487
Receivables	194,211	310,888
Prepaid expenses	372,457	169,133

Total current assets	17,570,916	22,167,508

Equipment (Note 4)	843,601	742,560

Total assets	$ 18,414,517	$ 22,910,068

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities	$ 310,349	$ 502,449

Commitments (Note 10)

Stockholders’ equity

Common stock, no par value, unlimited number authorized, (Note 6)	47,106,265	45,423,077
70,708,093 (December 31, 2005 – 69,638,926) issued and outstanding
Additional paid-in capital	9,296,463	9,003,859
Accumulated other comprehensive income:
Foreign currency cumulative translation adjustment	2,250,799	1,280,436
Accumulated deficit during the exploration stage	(40,549,359)	(33,299,753)

Total stockholders’ equity	18,104,168	22,407,619

Total liabilities and stockholders’ equity	$ 18,414,517	$ 22,910,068

Nature of operations (Note 2)

The accompanying notes are an integral part of these consolidated financial statements

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Expressed in United States Dollars)

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005	Cumulative Period from Inception (July 19, 1995) to September 30, 2006

EXPENSES
Audit and accounting	$ 7,276	$ 7,229	$ 44,482	$ 48,453	$ 216,082
Consulting fees (Note 6)	105,905	20,119	212,839	1,134,023	1,625,397
Depreciation	48,329	35,285	138,188	76,731	299,098
Escrow shares compensation (Notes 6 and 7)	-	-	-	(435,583)	1,790,959
Foreign exchange loss	(192)	(12,679)	7,510	(9,528)	24,423
Legal (Note 6)	10,416	84,718	65,112	353,088	1,136,979
Loss on settlement of debt	-	-	-	-	5,252
Management fees (Notes 6 and 7)	282,656	16,648	304,418	1,871,455	3,119,967
Mineral property interests (Notes 5 and 6)	2,571,691	2,569,409	4,295,961	5,773,228	26,312,468
Office and administration (Note 6)	575,804	239,026	1,282,598	1,270,085	3,625,509
Regulatory and transfer agent fees	16,849	22,295	239,374	62,087	408,913
Shareholder communications and investor relations (Note 6)	144,970	121,730	1,066,443	432,334	2,493,396
Travel	48,714	73,679	140,022	142,392	500,645

Loss from operations	(3,812,418)	(3,180,459)	(7,796,947)	(10,718,765)	(41,559,088)
Interest income	202,112	125,790	547,341	178,721	1,009,729

Net loss	$ (3,610,306)	$ (3,054,669)	$ (7,249,606)	$(10,540,044)	$(40,549,359)

Comprehensive loss:
Net loss	$ (5,517,830)	$ (3,054,669)	$ (7,249,606)	$(10,540,044)	$(40,549,359)
Foreign currency translation adjustment	(10,518)	1,168,212	970,363	1,151,429	2,250,799

Comprehensive loss	$ (5,528,348)	$ (1,886,457)	$ (6,279,243)	$ (9,388,615)	$(38,298,560)

Basic and diluted loss per share	$ (0.05)	$ (0.05)	$ (0.10)	$ (0.16)

Weighted average number of shares outstanding	70,708,093	65,373,384	70,459,289	65,373,384

The accompanying notes are an integral part of these consolidated financial statements

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Expressed in United States Dollars)

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders’ Equity

Balance, July 19, 1995 (date of inception)	-	$ -	$ -	$ -	$ -	$ -
Shares Issued:
Private placements	4,200,000	60,852	-	-	-	60,852
Acquisition of mineral property interests	3,200,000	147,520	-	-	-	147,520
Foreign currency translation adjustment	-	-	-	(756)	-	(756)
Net loss	-	-	-	-	(175,714)	(175,714)

Balance, April 30, 1996	7,400,000	208,372	-	(756)	(175,714)	31,902
Shares Issued:
Private placements	3,880,000	274,718	-	-	-	274,718
Foreign currency translation adjustment	-	-	-	(8,568)	-	(8,568)
Net loss	-	-	-	-	(56,250)	(56,250)

Balance, April 30, 1997	11,280,000	483,090	-	(9,324)	(231,964)	241,802
Foreign currency translation adjustment	-	-	-	(5,216)	-	(5,216)
Net loss	-	-	-	-	(33,381)	(33,381)

Balance, April 30, 1998	11,280,000	483,090	-	(14,540)	(265,345)	203,205
Foreign currency translation adjustment	-	-	-	(3,425)	-	(3,425)
Net loss	-	-	-	-	(40,341)	(40,341)

Balance, April 30, 1999	11,280,000	483,090	-	(17,965)	(305,686)	159,439
Escrow shares compensation	-	-	41,593	-	-	41,593
Exercise of stock options	1,128,000	113,922	-	-	-	113,922
Foreign currency translation adjustment	-	-	-	(896)	-	(896)
Net loss	-	-	-	-	(154,218)	(154,218)

Balance, April 30, 2000	12,408,000	597,012	41,593	(18,861)	(459,904)	159,840
Foreign currency translation adjustment	-	-	-	(5,627)	-	(5,627)
Net loss	-	-	-	-	(18,399)	(18,399)

Balance, April 30, 2001	12,408,000	597,012	41,593	(24,488)	(478,303)	135,814
Foreign currency translation adjustment	-	-	-	(2,561)	-	(2,561)
Net loss	-	-	-	-	(22,490)	(22,490)

Balance, April 30, 2002	12,408,000	597,012	41,593	(27,049)	(500,793)	110,763
Shares issued:
Private placements	7,500,000	1,351,055	-	-	-	1,351,055
Exercise of warrants	12,500	3,288	-	-	-	3,288
Agent’s finder fee	310,000	39,178	-	-	-	39,178
Finder’s fee for mineral property interests	100,000	35,827	-	-	-	35,827
Debt settlement	135,416	45,839	5,252	-	-	51,091
Agent’s warrants	-	-	16,877	-	-	16,877
Escrow shares compensation	-	-	40,205	-	-	40,205
Stock-based compensation	-	-	16,660	-	-	16,660
Share issue costs	-	(211,207)	-	-	-	(211,207)
Foreign currency translation adjustment	-	-	-	73,080	-	73,080
Net loss	-	-	-	-	(1,073,320)	(1,073,320)

Balance, April 30, 2003	20,465,916	1,860,992	120,587	46,031	(1,574,113)	453,497
Shares Issued:
Private placements and offerings	16,352,942	10,891,160	-	-	-	10,891,160
Exercise of warrants	3,730,372	1,316,664	(6,443)	-	-	1,310,221
Exercise of stock options	35,000	18,730	(4,026)	-	-	14,704
Agent’s corporate finance fee	100,000	64,192	8,384	-	-	72,576
Acquisition of mineral property interests (Note 5)	5,000,000	3,806,000	-	-	-	3,806,000
Agent’s warrants	-	-	370,741	-	-	370,741
Escrow shares compensation	-	-	1,949,878	-	-	1,949,878
Stock-based compensation	-	-	414,847	-	-	414,847
Share issue costs	-	(1,302,715)	-	-	-	(1,302,715)
Foreign currency translation adjustment	-	-	-	1,950	-	1,950
Net loss	-	-	-	-	(12,505,759)	(12,505,759)

Balance, December 31, 2003	45,684,230	16,655,023	2,853,968	47,981	(14,079,872)	5,477,100
Shares issued:
Private placement	4,600,000	3,846,521	-	-	-	3,846,521
Exercise of warrants	533,836	186,208	(13,197)	-	-	173,011
Exercise of stock options	50,000	26,180	(8,238)	-	-	17,942
Warrants issued for cancellation of price guarantee (Note 5)	-	-	129,266	-	-	129,266
Escrow shares compensation	-	-	405,739	-	-	405,739
Share issue costs	-	(21,026)	-	-	-	(21,026)
Stock-based compensation	-	-	1,530,712	-	-	1,530,712
Foreign currency translation adjustment	-	-	-	132,501	-	132,501
Net loss	-	-	-	-	(5,528,114)	(5,528,114)

Balance, December 31, 2004	50,868,066	20,692,906	4,898,250	180,482	(19,607,986)	6,163,652
Shares issued:
Private placement	7,542,410	13,358,097	-	-	-	13,538,097
Exercise of warrants	10,456,450	10,475,291	-	-	-	10,475,291
Exercise of stock options	772,000	1,238,581	(532,908)	-	-	705,673
Escrow shares compensation	-	-	(435,583)	-	-	(435,583)
Share issue costs	-	(521,798)	-	-	-	(521,798)
Stock-based compensation	-	-	5,074,100	-	-	5,074,100
Foreign currency translation adjustment	-	-	-	1,099,954	-	1,099,954
Net loss	-	-	-	-	(13,691,767)	(13,691,767)

Balance, December 31, 2005	69,638,926	45,423,077	9,003,859	1,280,436	(33,299,753)	22,407,619
Shares issued:
Exercise of stock options	850,000	1,279,219	(545,320)	-	-	733,899
Stock-based compensation	-	-	240,393	-	-	240,393
Foreign currency translation adjustment	-	-	-	(11,608)	-	(11,608)
Net loss	-	-	-	-	(1,731,776)	(1,731,776)

Balance, March 31, 2006	70,488,926	46,702,296	8,698,932	1,268,828	(35,031,529)	21,638,527
Shares issued:
Membership paid in stock	4,167	8,870	-	-	-	8,870
Exercise of stock options	215,000	395,099	(171,796)	-	-	223,303
Foreign currency translation adjustment	-	-	-	992,489	-	992,489
Net loss	-	-	-	-	(1,907,524)	(1,907,524)

Balance, June 30, 2006	70,708,093	47,106,265	8,527,136	2,261,317	(36,939,053)	20,955,665
Stock-based compensation	-	-	769,327	-	-	769,327
Foreign currency translation adjustment	-	-	-	(10,518)	-	(10,518)
Net loss	-	-	-	-	(3,610,306)	(3,610,306)

Balance, September 30, 2006	70,708,093	$47,106,265	$9,296,463	$2,250,799	$(40,549,359)	$18,104,168

The accompanying notes are an integral part of these consolidated financial statements

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in United States Dollars)

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005	Cumulative Period from Inception (July 19, 1995) to September 30, 2006

CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$ (3,610,306)	$ (3,054,669)	$ (7,249,606)	$ (10,540,044)	$ (40,549,359)
Items not affecting cash:
Depreciation	48,329	35,285	138,188	76,731	299,098
Stock-based compensation	769,327	171,952	1,009,720	2,027,516	8,046,039
Escrow shares compensation	-	-	-	(435,583)	2,001,832
Loss on settlement of debt	-	-	-	-	5,252
Warrants issued for cancellation of price guarantee	-	-	-	-	129.266
Finder’s fee paid in stock	-	-	-	-	35,827
Mineral property interest paid in stock	-	-	-	-	3,806,000
Membership fees paid in stock	-	-	8,870	-	8,870
Changes in assets and liabilities:
Receivables	(73,547)	(78,103)	128,926	(135,662)	(171,077)
Prepaid expenses	88,957	28,065	(192,873)	(175,134)	(356,130)
Accounts payable and accrual liabilities	186,771	(364,951)	(211,849)	294,239	319,055

Net cash used in operating activities	(2,590,468)	(3,262,421)	(6,368,624)	(5,887,937)	(26,425,327)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of capital stock	-	4,586,479	957,202	20,749,101	43,881,177
Share issue costs	-	-	-	(521,798)	(1,557,374)

Net cash provided by financing activities	-	4,586,479	957,202	20,227,303	42,323,803

CASH FLOW FROM INVESTING ACTIVITIES
Acquisition of equipment	(79,272)	(145,864)	(239,229)	(624,202)	(1,142,699)

Net cash used in investing activities	(79,272)	(145,864)	(239,229)	(624,202)	(1,142,699)

Effect of foreign currency translation on cash and cash equivalents	(9,187)	1,168,630	967,411	1,151,847	2,248,470

Change in cash and cash equivalents during the period	(2,678,927)	2,346,824	(4,683,239)	14,867,011	17,004,248

Cash and cash equivalents, beginning of period	19,683,175	18,580,558	21,687,487	6,060,371	-

Cash and cash equivalents, end of period	$ 17,004,248	$ 20,927,382	$17,004,248	$ 20,927,382	$ 17,004,248

Cash paid for interest during the period	$ -	$ -	$ -	$ -

Cash paid for income taxes during the period	$ -	$ -	$ -	$ -

Supplemental disclosure with respect to cash flow (Note 9)

The accompanying notes are an integral part of these consolidated financial statements

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006

(Unaudited)

(Expressed in United States Dollars)

1.

BASIS OF PRESENTATION

The interim period financial statements have been prepared by the Company in conformity with generally accepted accounting principles in the United States of America. The preparation of financial data is based on accounting principles and practices consistent with those used in the preparation of annual financial statements, and in the opinion of management these financial statements contain all adjustments necessary (consisting of normally recurring adjustments) to present fairly the financial information contained therein. Certain information and footnote disclosure normally included in the financial statements prepared in conformity with generally accepted accounting principles in the United States of America have been condensed or omitted. These interim period statements should be read together with the most recent audited financial statements and the accompanying notes for the year ended December 31, 2005. The results of operations for the three and nine month periods ended September 30, 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2006.

2.

NATURE OF OPERATIONS

The Company was incorporated under the laws of the Province of British Columbia and continued under the laws of the Yukon Territory. On May 27, 2005, the Company changed the governing jurisdiction from the Yukon Territory to British Columbia by continuing into British Columbia under the British Columbia Business Corporation Act. The Company’s principal business activity is the exploration of mineral property interests. Effective October 10, 2002, pursuant to a special resolution passed by the shareholders of the Company, the Company changed its name from Entrée Resources Inc. to Entrée Gold Inc. and consolidated its share capital on a 2:1 basis. In December 2003, the Company changed its fiscal year end from April 30 to December 31. To date, the Company has not generated significant revenues from its operations and is considered to be in the exploration stage.

All amounts are expressed in United States dollars, except for certain per share amounts denoted in Canadian dollars ("C$").

3.

SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements follow the same significant accounting principles as those outlined in the notes to the audited consolidated financial statements for the year ended December 31, 2005.

Escrow shares

Shares placed in escrow in connection with an initial public offering which are to be released upon achievement of certain performance criteria are considered to be contingently issueable and compensatory in nature.  Accordingly, the difference between the fair value of these shares, being the trading price of the Company's publicly traded common shares, at the time they are released from escrow and their original issue price is accounted for as compensation expense in the period of release.

As described in Note 6, certain of the Company's escrow shares were transferred to a Trustee for the benefit of future employees, officers and directors of the Company.  As these performance escrow shares are considered compensatory in nature, the Company records a compensation benefit at fair value, being the trading price of the Company's publicly traded common shares, when a portion or all of the these performance escrow shares are allocated to specific individuals and adjusts this compensation benefit to fair value at the end of each respective reporting period until the performance escrow shares are released from escrow.

Stock-based compensation

Effective January 1, 2006, the Company adopted SFAS No. 123(revised), “Share-Based Payment” [SFAS 123(R)] utilizing the modified prospective approach. The impact of adoption of the standard did not materially affect the Company’s financial position, results of operations, or cash flows because the Company adopted the fair value based method of accounting for stock options prescribed by SFAS 123, "Accounting for Stock-Based Compensation", on May 1, 2003.

Under Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation” the Company used the fair value based method of accounting for stock-based employee compensation.

The Company’s results for the three and nine month periods ended September 30, 2006 were not significantly affected as a result of adopting SFAS 123(R) on January 1, 2006.

Comparative figures

Certain comparative figures have been revised to reflect adjustments recorded at December 31, 2005.

4.

EQUIPMENT

5.

MINERAL PROPERTY INTERESTS

Title to mineral property interests involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral property interests.  The Company has investigated title to its mineral property interests and, to the best of its knowledge, title to the mineral property interests are in good standing.

Each of our exploration licenses was granted by the Mineral Resources and Petroleum Authority of Mongolia for an initial term of three years, subject to a right to renew for two successive 2-year renewals (for a cumulative total of seven years). Mongolian exploration licenses are maintained in good standing by payment to the Mineral Resources and Petroleum Authority of Mongolia of set annual fees escalating from $0.05 to $1.50 per hectare over the course of the potential seven year tenure.

Two of the three licenses that comprise Lookout Hill were issued April 3, 2001 and were renewed for the second of their two year renewals in March, 2006. The third Lookout Hill license was issued March 30, 2001 and was renewed for the second of its two-year renewals in March, 2006. The Manlai license was issued March 9, 2001 and renewed for the second of its two-year renewals in March, 2006. The Khatsavch license was issued to the original owner on October 31, 2003 and transferred to the Company in August, 2004. The license for the Khatsavch concession was returned to the Mongolian government in October 2006.

In October, 2004, the Company granted to Ivanhoe Mines Ltd. ("Ivanhoe") the right to earn, over an eight year period, a participating interest in a certain portion of its Lookout Hill Property (the "Project Property").  Under the agreement, Ivanhoe must spend a minimum of $3 million in order to earn surface rights in the Project Property and a minimum of $20 million in order to earn any mineral rights interest in the Project Property and may acquire up to an 80% interest in mineralization below a depth of 560 metres and a 70% interest in mineralization above a depth of 560 metres by spending $35 million.  Thereafter, the Company has the right to require Ivanhoe to fund its share of subsequent project costs through to production, to be recovered from production cash flow.  The agreement with Ivanhoe also provided for Ivanhoe to subscribe for 4,600,000 units of the Company at a price of C$1.00 per unit (completed in November 2004).

The Company's exploration licenses begin to expire in March 2008 through to October 2010.  The total estimated annual fees in order to maintain these licenses in good standing is approximately $240,000.

In February 2006, the Company acquired an option to purchase the Oyut Tolgoi copper property along with two other licenses (Asgat Uul and Onts Uul) in Western Mongolia. The terms of the option include an initial US$50,000 payment to the Mongolian Property Owner (paid). The agreement was amended in April 2006. After conducting due diligence, the Company chose not to pursue the acquisition of the three concessions at Oyut Tolgoi in October 2006.

In May 2006, the Company secured an option to acquire the Sol Dos copper prospect, located in the Safford district, of south-eastern Arizona. Under the terms of the agreement, the Company may earn a 100% interest in the Sol Dos property by spending $4 million on exploration over four years and by making staged payments totalling $1 million cash and issuing 250,000 shares. The Company’s interest would be subject to a 2% NSR royalty, one half of which it may purchase for $1 million cash and issuing 250,000 shares.

Mineral property interest costs incurred are summarized as follows:

6.

COMMON STOCK

Share issuances

In June 2005, the Company completed a non-brokered private placement consisting of 5,665,730 units at a price of C$2.20 per unit for gross proceeds of $10,170,207. Each unit consisted of one common share, one non-transferable share purchase A warrant and one non-transferable share purchase B warrant. Two A warrants entitle the holder to purchase one common share of the Company at a price of C$2.75 for a period of 2 years. Two B warrants entitle the holder to purchase one common share of the Company at a price of C$3.00 for a period of two years. Pursuant to an agreement with the Company, the placee, Kennecott Canada Exploration Inc. (indirect wholly-owned subsidiary of Rio Tinto plc) has the right to acquire additional securities and participate in future financings by the Company so as to maintain its proportional equity in the Company. Related share issue costs were comprised of cash costs totalling $521,798.

In July 2005, the Company completed a non-brokered private placement consisting of 1,876,680 units at a price of C$2.20 per unit for gross proceeds of $3,367,890. Each unit consisted of one common share, one non-transferable share purchase A warrant and one non-transferable share purchase B warrant. Two A warrants entitle the holder to purchase one common share of the Company at a price of C$2.75 for a period of 2 years. Two B warrants entitle the holder to purchase one common share of the Company at a price of C$3.00 for a period of two years.

During the year ended December 31, 2005, the Company issued 10,456,450 common shares for cash proceeds of $10,475,291 on the exercise of warrants.

During the year ended December 31, 2005, the Company issued 772,000 common shares for cash proceeds of $705,673 on the exercise of stock options. The fair value recorded when the options were granted of $532,908 has been transferred from additional paid–in capital to common stock on the exercise of the options.

During the three months ended March 31, 2006, the Company issued 850,000 common shares for cash proceeds of $733,899 on the exercise of stock options. The fair value recorded when the options were granted of $545,320 has been transferred from additional paid–in capital to common stock on the exercise of the options.

During the three months ended June 30, 2006, the Company issued 215,000 common shares for cash proceeds of $223,303 on the exercise of stock options. The fair value recorded when the options were granted of $171,796 has been transferred from additional paid–in capital to common stock on the exercise of the options.

During the three months ended June 30, 2006, the Company issued 4,167 common shares to the University of British Columbia as a donation to become a member of the Mineral Deposit Research Unit. The fair value recorded when the shares were issued of $8,870 has been recorded as a donation expense.

Escrow shares

At December 31, 2005, all performance escrow shares had been released from escrow.

The total escrow compensation expense (recovery) has been recorded in the consolidated financial statements as follows with corresponding additional paid-in capital recorded in stockholders’ equity:

Share purchase warrants

Share purchase warrant transactions are summarized as follows:

As at September 30, 2006, the following share purchase warrants were outstanding and exercisable:

Stock options

During the year ended April 30, 2003, the Company adopted a stock option plan (the "Plan") to grant options to directors, officers, employees and consultants.  Under the Plan, as amended in May 2006, the Company may grant options to acquire up to 9,888,000 common shares of the Company.  Options granted can have a term up to ten years and an exercise price typically not less than the Company's closing stock price at the date of grant.

On March 3, 2005, the Company became a Tier 1 Issuer on the TSX Venture Exchange and, as a result, all previously issued stock options became fully vested except those granted to investor relations consultants, which included a twelve month vesting period. As a Tier 1 Issuer, future stock options granted may vest upon grant except those granted to investor relations consultants which must have a minimum 12 month vesting period.

Stock option transactions are summarized as follows:

The weighted average fair value per stock option granted during the nine months ended September 30, 2006 was C$0.77 (September 30, 2005 - C$0.95).  The number of stock options exercisable at September 30, 2006 was 8,729,250 (December 31, 2005 - 8,464,250).

At September 30, 2006, the following stock options were outstanding:

Stock-based compensation

The fair value of stock options granted during the nine months ended September 30, 2006 was $1,023,249 (September 30, 2005 - $2,906,679) which is being recognized over the options vesting periods.  Total stock-based compensation recognized during the nine months ended September 30, 2006 was $1,009,720 (September 30, 2005 - $5,027,516) which has been recorded in the consolidated statements of operations as follows with corresponding additional paid-in capital recorded in stockholders' equity:

The following weighted-average assumptions were used for the Black-Scholes valuation of stock options granted:

7.

RELATED PARTY TRANSACTIONS

The Company entered into the following transactions with related parties during the nine months ended September 30, 2006:

a)

Recognized an expense (recovery) of $Nil (September 30, 2005 – $(1,453)) from certain performance escrow shares allocated to the president of the Company (Note 6) which have been recorded as escrow shares compensation expense (recovery) of $Nil (September 30, 2005 - $(1,453)).  In addition, compensation expense (recovery) of $Nil (September 30, 2005 – ($434,130)) was recognized during the current period from certain performance escrow shares allocated to directors, officers and employees of the Company (Note 6) which has been recorded as escrow shares compensation expense (recovery) of $Nil (September 30, 2005 - $(434,130)).

b)

Paid or accrued management fees of $33,845 (September 30, 2005 - $39,991) to directors and officers of the Company.

These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by the related parties.

8.

SEGMENT INFORMATION

The Company operates in one business segment being the exploration of mineral property interests.

Geographic information is as follows:

9.

SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

The significant non-cash transaction for the nine months ended September 30, 2006 consisted of the issuance of 4,167 common shares in payment of membership fees in the amount of $8,870 (Note 6).

Significant non-cash transactions for the nine months ended September 30, 2005 consisted of:

a)

The recognition of compensation expense (recovery) from the allocation of certain performance escrow shares to the president of the Company which has been recorded as escrow shares compensation (recovery) of ($1,453).

b)

The recognition of compensation expense (recovery) from the allocation of certain performance escrow shares to directors, officers and employees of the Company which has been recorded as escrow shares compensation expense (recovery) of $(434,130).

10.

COMMITMENTS

The Company is committed to make lease payments for the rental of office space as follows:

2006     $  18,516

2007         74,064

2008         75,414

2009         77,728

2010         78,693

2011         32,789

Total     $ 357,202

11.

SUBSEQUENT EVENTS

Subsequent to September 30, 2006, the Company issued 135,000 common shares for proceeds of $140,370 on the exercise of stock options.